Exhibit 99.1

B. Riley Financial Reports First Quarter 2024 Results;
Declares Quarterly Dividend of $0.50 per share

LOS ANGELES, May 15, 2024 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified financial services platform, today released financial results for the three-month period ended March 31, 2024.

First Quarter 2024 Summary

●	Net loss available to common shareholders of $51 million primarily driven by non-cash, unrealized investment losses

●	Total revenues of $343 million vs $432 million for the first quarter of 2023

●	Operating revenues(3) of $379 million vs $389 million

●	Operating adjusted EBITDA(4)(5) of $66 million vs $88 million

●	Total cash and cash equivalents of $191 million as of March 31, 2024

●	Total cash and investments(1) of $1.61 billion as of quarter end

●	Retired $115 million of 6.75% 2024 Senior Notes; and repaid $57 million of bank debt facilities and notes payable

●	Declared quarterly dividend of $0.50 per common share

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, commented: “Overall, we had a solid quarter from an operating perspective despite the unusual events our firm has experienced over the last several months. As we review this quarter, it is worth pointing out a few meaningful changes since last year. Results from 2023 benefited from $52 million of unrealized gains on investments in addition to increased interest income from the pool of performing consumer receivables that we acquired in the prior year which is maturing. In contrast, the first quarter of 2024 reflected $30 million of unrealized non-cash investment losses, and incremental costs related to the filing of our 10-K, internal review and subsequent independent investigation undertaken by our Board’s Audit Committee. Excluding these items, operating income was flat compared to last year based on the performance of our core businesses – B. Riley Securities, Wealth Management, and Financial Consulting, including Advisory Services which reported a record first quarter.”

Tom Kelleher, Co-Chief Executive Officer of B. Riley Financial, added: “As it relates to our operating performance, B. Riley Advisory Services delivered its strongest Q1 results in our firm’s history, driven by increased demand for appraisals and bankruptcy restructuring, litigation consulting and real estate services. B. Riley Securities benefitted from a steady dealmaking environment and generated more in fee income this quarter compared to the same period last year, despite a decrease in overall Capital Markets segment revenues. Wealth Management operating margins have continued to improve over the last two years, and our Communications portfolio continued to deliver steady cash flow to our platform during the quarter. While Targus is continuing to work through macro headwinds, we believe the business is poised to turn as the overall PC market normalizes. Our core operating performance remains strong – and that is due in no small part to the continued dedication of our employees across B. Riley.”

Riley continued: “Consistent with our business model, we have monetized investments since year-end and used the capital to retire bonds, repay $57 million of bank debt and notes payable, and redeploy in attractive new opportunities – including Nogin which is a great strategic fit with our brands business. The strategic review process for our Great American Group retail liquidation and appraisal businesses is progressing, and we are pleased with the interest we have seen to date. Throughout all of the distractions we experienced this past quarter, we have kept our heads down and focused on running our business in the best interest of our stockholders by addressing the needs of our clients, partners, and employees. To that end, we are pleased to deliver our investors a quarterly dividend of $0.50 per share based on our operating performance for the first quarter.”

www.brileyfin.com | NASDAQ: RILY	1

Declaration of Common Dividend

The Company has declared a quarterly dividend of $0.50 per common share which will be paid on or about June 11, 2024 to common shareholders of record as of May 27, 2024.

Balance Sheet Summary

At March 31, 2024, the Company had $191 million of cash and cash equivalents. Cash and investments(1) totaled $1.61 billion as of quarter end, which includes $943 million of net securities and other investments owned, and $452 million of loans receivable, at fair value.

Total debt was $2.19 billion as March 31, 2024. Total net debt, net of cash and investments,(1) was $581 million at quarter-end.

Redemption of 6.75% 2024 Senior Notes

On February 29, 2024, the Company redeemed approximately $115 million aggregate principal amount of its 6.75% 2024 Senior Notes. The Company announced it will redeem the remaining $25 million of its 6.75% 2024 Senior Notes on May 31, 2024.

First Quarter 2024 Financial Summary

	Three Months Ended
	March 31,
(Dollars in thousands, except for share data)	2024	2023

Net (loss) income available to common shareholders	$(51,180)	$15,143

Basic (loss) income per common share	$(1.71)	$0.53
Diluted (loss) income per common share	$(1.71)	$0.51

Net loss available to common shareholders was $51 million during the three months ended March 31, 2024 which was driven by approximately $59 million of investment-related losses consisting primarily of non-cash trading loss on investments and fair value adjustments on loans, and realized and unrealized losses on investments. This compared to net income available to common shareholders of $15 million for the three months ended March 31, 2023, which included investment-related gains of approximately $23 million.

During the first quarter of 2024, the Company also incurred incremental professional services expenses of approximately $7 million, compared to the first quarter of 2023, related to the filing of its Annual Report on Form 10-K, and the internal review and subsequent independent investigation undertaken by the Audit Committee of the Company’s Board of Directors.

Operating loss was $3 million in the first quarter of 2024, compared to operating income of $85 million in the prior year quarter. On a normalized basis, operating income, adjusted for trading income and fair value adjustments on loans and incremental professional services fees, was flat at approximately $33 million in the first quarter of 2024 compared to the prior year quarter.

Total revenues were $343 million for the first quarter of 2024, compared to $432 million for the first quarter of 2023. The decrease was due to trading loss and fair value adjustments on loans of $30 million which was primarily related to unrealized, non-cash investment losses, compared to trading income and fair value adjustment on loans of $52 million in the same prior year period.

www.brileyfin.com | NASDAQ: RILY	2

Operating revenues(3) were $379 million for the first quarter of 2024, compared to $389 million in the prior year quarter. Revenues from services and fees increased 9% to $257 million, up from $236 million in the same prior year period. Revenues from the sale of goods were $56 million for the first quarter of 2024, compared to $68 million in the prior year period.

Interest income from loans and securities lending was $60 million for the first quarter of 2024, compared to $77 million in the prior year quarter, in line with the reduction of the Company’s loans receivable at fair value balance to $452 million as of March 31, 2024 from $772 million as of March 31, 2023.

Operating adjusted EBITDA (4)(5) was $66 million compared to $88 million for the first quarter of 2023.

Certain of the information set forth herein, including Operating Revenues(3) and Operating Adjusted EBITDA(4)(5), are considered non-GAAP financial measures. Information about B. Riley Financial’s use of non-GAAP financial measures is provided below under “Use of Non-GAAP Financial Measures.”

Supplemental Financial Data

Investment gains and losses include realized and unrealized gains and losses on investments, whether realized from dispositions or unrealized due to changes in mark-to-market prices, and often cause volatility in our periodic earnings. For this reason, the Company generally discusses its financial performance in the context of operating revenues (3) and operating adjusted EBITDA (4)(5) which are considered non-GAAP financial measures.

Additional details related to operating results and investment performance can be found in the First Quarter 2024 Financial Supplement on the Company’s investor relations website. The Company recast its non-GAAP operating metrics during the fourth quarter of 2023 to include revenues from fixed income trading. This adjustment is reflected in the reconciliation for operating revenues and operating adjusted EBITDA for all periods presented.

Segment Financial Summary for the First Quarter 2024

	Segment Revenues
	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Capital Markets	$89,823	$185,411
Wealth Management	51,782	49,814
Auction and Liquidation	5,780	5,660
Financial Consulting	35,085	25,010
Communications	82,366	86,919
Consumer Products	51,522	65,694

	Segment Revenues
	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Capital Markets
Operating Revenues (3)	$125,544	$142,246
Investment (Loss) Gains (2)	(35,721)	43,165
Total Segment Revenues	$89,823	$185,411

Segment Highlights

●	Capital Markets segment revenues were $90 million in the first quarter of 2024, compared to $185 million in the first quarter of 2023, primarily due to unrealized investment loss. Segment revenues for the first quarter of 2024 increased 7% from $84 million in the fourth quarter of 2023 due in part to the overall improved dealmaking environment for investment banking. Excluding investment loss(2) of $36 million, segment operating revenues(3) of $126 million included $60 million of revenues from services and fees, and $60 million of interest income from loans and securities lending. Segment income was $0.4 million for the first quarter of 2024, which included $30 million of trading loss and fair value adjustment on loans. Excluding trading loss and fair value adjustments on loans, segment operating income(6) was $36 million for the first quarter of 2024.

www.brileyfin.com | NASDAQ: RILY	3

●	Wealth Management revenues increased to $52 million in the first quarter of 2024, up on a year-over-year and sequential basis from revenues of $50 million in the first quarter of 2023. Brokerage revenues, advisory revenues, and syndicate revenues all showed sequential improvement from the fourth quarter of 2023. Assets under management totaled $25.8 billion at March 31, 2024.

●	Auction and Liquidation contributed segment revenues of $6 million and segment income of $2 million during the first quarter of 2024 primarily related to ongoing retail liquidation projects in Europe and returning clients in the U.S. and Canada. Results for this segment vary quarter-to-quarter and year-to-year due to the episodic impact of large retail liquidation engagements.

●	Financial Consulting revenues increased 40% to $35 million, up from $25 million in the first quarter of 2023, primarily related to an increase in appraisal engagements, bankruptcy and litigation consulting assignments, and real estate restructuring projects. The increase in revenue was also driven by the additions of Farber and Crawford & Winiarski in 2023, which contributed to the increase in advisory and bankruptcy consulting and litigation consulting assignments. Segment income increased 62% to $6 million for the first quarter of 2024, up from $4 million in the same period during 2023.

●	Communications segment revenues were $82 million with segment income of $8 million for the first quarter of 2024. The Company’s portfolio of communications businesses continued to serve as a steady source of cash flow for the platform.

●	Consumer Products segment revenues were $52 million for the first quarter of 2024 compared to $66 million for the same prior year period. Continued softness in worldwide PC and laptop sales resulted in a segment loss of $3 million for the quarter. Despite macro headwinds, Targus remains a leader in the PC and tablet accessories category and the Company believes Targus is well positioned when the market returns to growth.

Brand investments contributed to increased revenues from services and fees in All Other category during the first quarter of 2024. Dividend income related to securities owned and brand investments was $11.8 million for the three months ended March 31, 2024.

Earnings Call Details

B. Riley Financial will hold its earnings conference call today, May 15, beginning at 4:30 PM ET (1:30 PM PT) to discuss its business and financial results for the first quarter of 2024. Investors may access the live audio webcast and archived recording at https://ir.brileyfin.com/events-and-presentations. A web recording will be made available for replay until May 29.

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

www.brileyfin.com | NASDAQ: RILY	4

Footnotes See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. For a reconciliation of Adjusted EBITDA, Operating Revenue, Operating Adjusted EBITDA, and Segment Operating Income (Loss) to the comparable GAAP financial measures, please see the Appendix hereto.

(1)	Total cash and investments is defined as the sum of cash and cash equivalents, net of noncontrolling interest, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (i) securities sold not yet purchased and (ii) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets.
(2)	Investment Gains (Losses) is defined as Trading Income (Loss) and Fair Value Adjustments on Loans less fixed income trading revenue.
(3)	Operating Revenues is defined as the sum of revenues from (i) Service and Fees, (ii) Interest Income – Loans and Securities Lending and (iii) Sales of Goods. During the fourth quarter of 2023, the Company recast its operating financial metrics to include revenues from fixed income trading. Operating Revenues has been adjusted to include fixed income trading revenue for the periods presented.
(4)	Adjusted EBITDA includes earnings before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain/loss on extinguishment of loans, gain on bargain purchase, impairment of goodwill and tradenames, and transaction related and other costs.
(5)	Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) Trading Income (Loss) and Fair Value Adjustments on Loans, (ii) Realized and Unrealized Gains (Losses) on Investments, and (iii) other investment-related expenses. During the fourth quarter of 2023, the Company recast its operating metrics to include revenues from fixed income trading. Operating Adjusted EBITDA has been adjusted to include fixed income trading revenue for the periods presented.
(6)	Segment Operating Income (Loss) is defined as segment income (loss) including fixed income trading revenues and excluding trading income (loss) and fair value adjustments on loans and other investment-related operating expenses.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including total cash and investments, investment gains (losses), operating revenues, adjusted EBITDA, operating adjusted EBITDA, and segment operating income (loss), may be considered non-GAAP financial measures. B. Riley Financial believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) excluding in the case of operating revenues, trading income (losses) and fair value adjustments on loans, (ii) excluding in the case of adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, fair value adjustment, restructuring charge, gain on extinguishment of loans, gain on bargain purchase, impairment of goodwill and tradenames, stock-based compensation and transaction and other expenses, (iii) excluding in the case of operating adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading income (losses) and fair value adjustments on loans net of fixed income trading revenue, realized and unrealized gains (losses) on investments, and other investment related expenses, (iv) including in the case of trading income (losses) and fair value adjustments on loans, realized and unrealized gains (losses) on investments, net of fixed income trading revenue and other investment-related expenses, and (v) including in the case of total cash and investments, cash and cash equivalents, restricted cash, due from clearing brokers net of due to clearing brokers, securities and other investments owned, at fair value net of (a) securities sold not yet purchased and (b) noncontrolling interest related to investments, advances against customer contracts, loans receivable, at fair value net of loan participations sold, and other investments reported in prepaid and other assets, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward-looking statements include, but are not limited to, statements regarding our excitement and the expected growth of our business segments. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s 2023 Annual Report on Form 10-K under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). Additional information will be set forth in B. Riley Financial’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

www.brileyfin.com | NASDAQ: RILY	5

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets
Assets
Cash and cash equivalents	$190,690	$231,964
Restricted cash	1,889	1,875
Due from clearing brokers	40,875	51,334
Securities and other investments owned, at fair value	949,868	1,092,106
Securities borrowed	2,050,079	2,870,939
Accounts receivable, net of allowance for credit losses of $7,122 and $7,339 as of March 31, 2024 and December 31, 2023, respectively	123,797	115,496
Due from related parties	92	172
Loans receivable, at fair value (includes $355,287 and $387,657 from related parties as of March 31, 2024 and December 31, 2023, respectively)	452,496	532,419
Prepaid expenses and other assets	246,402	237,327
Operating lease right-of-use assets	84,217	87,605
Property and equipment, net	24,146	25,206
Goodwill	471,636	472,326
Other intangible assets, net	311,850	322,014
Deferred income taxes	49,607	33,595
Total assets	$4,997,644	$6,074,378
Liabilities and Equity
Liabilities
Accounts payable	$44,791	$44,550
Accrued expenses and other liabilities	253,153	273,193
Deferred revenue	68,643	71,504
Due to related parties and partners	1,763	2,731
Securities sold not yet purchased	6,423	8,601
Securities loaned	2,041,169	2,859,306
Operating lease liabilities	95,645	98,563
Notes payable	14,325	19,391
Revolving credit facility	22,197	43,801
Term loans, net	596,262	625,151
Senior notes payable, net	1,553,616	1,668,021
Total liabilities	4,697,987	5,714,812

Total B. Riley Financial, Inc. stockholders’ equity	228,449	291,117
Noncontrolling interests	71,208	68,449
Total equity	299,657	359,566
Total liabilities and equity	$4,997,644	$6,074,378

www.brileyfin.com | NASDAQ: RILY	6

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,
	2024	2023

Revenues:
Services and fees	$257,303	$235,559
Trading (loss) income and fair value adjustments on loans	(29,868)	51,568
Interest income - Loans and securities lending	59,944	77,186
Sale of goods	55,653	67,777
Total revenues	343,032	432,090
Operating expenses:
Direct cost of services	61,126	54,397
Cost of goods sold	39,615	47,626
Selling, general and administrative expenses	209,548	212,627
Restructuring charge	789	93
Interest expense - Securities lending and loan participations sold	35,383	32,424
Total operating expenses	346,461	347,167
Operating (loss) income	(3,429)	84,923
Other income (expense):
Interest income	669	2,574
Dividend income	11,815	13,204
Realized and unrealized losses on investments	(29,545)	(28,442)
Change in fair value of financial instruments and other	314	(209)
Loss from equity investments	(4)	(10)
Interest expense	(44,864)	(47,561)
(Loss) income before income taxes	(65,044)	24,479
Benefit from (provision for) income taxes	17,090	(7,919)
Net (loss) income	(47,954)	16,560
Net income (loss) attributable to noncontrolling interests
and redeemable noncontrolling interests	1,211	(595)
Net (loss) income attributable to B. Riley Financial, Inc.	(49,165)	17,155
Preferred stock dividends	2,015	2,012
Net (loss) income available to common shareholders	$(51,180)	$15,143

Basic (loss) income per common share	$(1.71)	$0.53
Diluted (loss) income per common share	$(1.71)	$0.51

Weighted average basic common shares outstanding	29,989,584	28,585,337
Weighted average diluted common shares outstanding	29,989,584	29,513,435

www.brileyfin.com | NASDAQ: RILY	7

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Adjusted EBITDA(4) and Operating Adjusted EBITDA(5) Reconciliations

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net (loss) income attributable to B. Riley Financial, Inc.	$(49,165)	$17,155
Adjustments:
(Benefit from) provision for income taxes	(17,090)	7,919
Interest expense	44,864	47,561
Interest income	(669)	(2,574)
Share based payments	8,682	13,746
Depreciation and amortization	11,137	13,077
Restructuring charge	789	93
Transactions related costs and other	1,519	(2,146)
Total EBITDA adjustments	49,232	77,676
Adjusted EBITDA(4)	$67	$94,831

Operating EBITDA Adjustments:
Trading loss (income) and fair value adjustments on loans	29,868	(51,568)
Realized and unrealized losses on investments	29,545	28,442
Fixed Income Spread	6,052	8,116
Other investment related expenses	253	8,421
Total Operating EBITDA Adjustments	65,718	(6,589)
Operating Adjusted EBITDA(5)	$65,785	$88,242

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Operating Revenues(3) Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Total Revenues	$343,032	$432,090
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	29,868	(51,568)
Fixed Income Spread	6,052	8,116
Total Revenues Adjustments	35,920	(43,452)
Operating Revenues(3)	$378,952	$388,638

www.brileyfin.com | NASDAQ: RILY	8

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Revenues Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Capital Markets	$89,823	$185,411
Wealth Management	51,782	49,814
Auction and Liquidation	5,780	5,660
Financial Consulting	35,085	25,010
Communications	82,366	86,919
Consumer Products	51,522	65,694
All Other	26,674	13,582
Total Revenues	$343,032	$432,090

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Operating (Loss) Income Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Operating (Loss) Income:
Capital Markets	$445	$86,020
Wealth Management	1,679	1,373
Auction and Liquidation	2,028	200
Financial Consulting	6,140	3,783
Communications	8,050	10,783
Consumer Products	(3,406)	(1,614)
All Other	(18,365)	(15,622)
Total Operating (Loss) Income	$(3,429)	$84,923

www.brileyfin.com | NASDAQ: RILY	9

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Capital Markets Operating Revenues(3) Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
Capital Markets	2024	2023
Total Revenues	$89,823	$185,411
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	30,468	(50,296)
Fixed Income Spread	5,253	7,131
Total Revenues Adjustments	35,721	(43,165)
Operating Revenues(3)	$125,544	$142,246

B. RILEY FINANCIAL, INC. AND SUBSIDIARIES

Capital Markets Segment Operating Income(6) Reconciliation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
Capital Markets	2024	2023
Segment Income	$445	$86,020
Operating Revenues Adjustments:
Trading loss (income) and fair value adjustments on loans	30,468	(50,296)
Fixed Income Spread	5,253	7,131
Other investment related expenses	—	8,421
Total Operating Income Adjustments	35,721	(34,744)
Segment Operating Income(6)	$36,166	$51,276

# # #

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(212) 409-2424	(646) 885-5425

Source: B. Riley Financial, Inc.

www.brileyfin.com | NASDAQ: RILY	10